Exhibit 10.14

[EPOCRATES LOGO]

June 18, 2004

Mr. Kirk Loevner

Dear Kirk,

        On behalf of ePocrates, Inc. ("ePocrates" or the "Company"), I am pleased to offer you the position of President and Chief Executive Officer ("CEO") under the terms and conditions stated herein.

        1.     Position.

    a.
    Title, Reporting Relationship, Office Location, Board Service.    You will be the Company's full-time President and CEO. You will report directly to the Company's Board of Directors (the "Board"), and work out of the Company's headquarters currently located in San Mateo, California. The Company agrees to nominate you for a director position on the Board. You hereby agree to resign as a member of the Board, if requested by the Company, effective on the date on which your employment with the Company terminates or at such earlier date as specified by the Company.

    b.
    Duties.    As President and CEO, you will have the duties and responsibilities as set forth in the Bylaws of the Company and as assigned to you by the Company's Board of Directors.

    c.
    Performance, Outside Activities.    You agree to the best of your ability and experience that you will at all times conscientiously perform all of the duties and obligations required of you to the reasonable satisfaction of the Board. (However, the failure to perform to such reasonable satisfaction shall not alone be a ground for "Cause" as defined herein). During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board, and you will not directly or indirectly engage or participate in any activity or business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

        2.     Start Date.    Subject to fulfillment of any conditions imposed by this letter agreement, you will commence this new position with the Company on June 28, 2004 (the "Start Date").

        3.     Proof of Right to Work.    For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.

1800 Gateway Drive, Suite 300, San Mateo, CA 94404    Tel: 650-227-1700 Fax: 650-227-2770            www.epocrates.com

        4.     Compensation.

    a.
    Base Salary.    Your initial monthly base salary will be twenty thousand, eight hundred thirty-three dollars and thirty-three cents ($20,833.33), less payroll deductions and required withholdings, and payable in semi-monthly installments on the Company's regular payroll schedule. This equates to an annual base salary of two hundred fifty thousand dollars ($250,000).

    b.
    Incentive Compensation.    You will be eligible to receive an annual bonus of up to seventy-five thousand dollars ($75,000). Such bonuses shall be based upon achievement of milestones that have been set for you by the Company's Board of Directors (or the Compensation Committee). You shall be eligible to receive a bonus of up to $37,500 for your efforts during 2004 based on achievement of milestones that have been set for you by the Company's Board of Directors (or the Compensation Committee). Such bonuses, if any, are awarded at the sole discretion of the Board, based on its assessment of your performance and the Company's performance against these milestones. You must remain employed through the end of the year in order to earn and be eligible to receive a bonus, and no pro rata or partial bonuses will be provided. No bonuses are earned until the Board confirms such bonuses in writing. The Board shall have the sole discretion to change or eliminate the annual bonus program at any time, and to determine the amount of bonus earned by you.

    c.
    Annual Review.    Your base salary and incentive compensation shall be reviewed annually by the Board on or before your Start Date, although the Board is not obligated to increase your then-current salary or incentive compensation. The Board shall not reduce your then current salary unless such reduction is part of a Company-wide reduction in which the salary of all other executive officers of the Company are reduced pro-rata.

    d.
    Relocation Assistance.    To assist with your relocation to the San Francisco Bay Area, the Company will reimburse your out-of-pocket costs to move your household goods and other personal property to the Bay Area, up to a maximum of thirty thousand dollars ($30,000) in the aggregate. The Company will also provide you with a temporary living allowance of three thousand dollars ($3,000) per month to be used to cover your temporary housing costs in the Bay Area, such allowance to be provided during your first six (6) months of employment or until you move into a permanent residence in the Bay Area, whichever occurs first. In addition, to further assist you in your relocation, the Company agrees to reimburse your out-of pocket costs for up to ten (10) round trip coach class airfare tickets to/from your current residence and the Bay Area, such tickets to be used by either you or your spouse. Finally, the Company agrees to provide you an additional relocation allowance of up to fifty thousand dollars ($50,000) to defray your out-of-pocket closing costs associated with the sale of your residence in Connecticut. In order to receive the relocation allowance, you must provide documentation, reasonably satisfactory to the Company, of such selling costs. The relocation assistance provided to you will be subject to deductions and withholdings consistent with applicable law.

        5.     Stock Option.

    a.
    Stock Option Grant.    In connection with the commencement of your employment, the Company will recommend that the Board of Directors (the "Board") grant you an option to purchase one million, one hundred eighty-two thousand, two hundred seven (1,182,207) shares of the Company's Common Stock ("Shares") under the Company's 1999 Stock Option Plan (the "Plan") with a per share exercise price equal to twenty-five cents ($0.25) (the "Option"). Such grant represents approximately five percent (5%) of the fully diluted outstanding capitalization of the Company, including all stock, stock warrants or securities convertible into common stock, and all stock reserved for option grants (whether such options are issued or not) as of the date of this letter. (Herein referred to as "Fully Diluted Stock".) The Option will be subject to the terms of the Plan and your individual Stock Option Agreement with the Company, which shall include the following vesting schedule for the Shares: 1/4th of the Shares shall vest on the first annual anniversary of the Start Date, and 1/48th of the Shares shall vest monthly thereafter over the next three years. Vesting will, of course, depend on your continued employment with the Company. The Option will be an incentive stock option to the maximum extent allowed by the tax code.

    b.
    Acceleration.    Notwithstanding the foregoing vesting schedule, the Shares (and the shares subject to any future option grants) will be subject to the Acceleration (defined below) if the Company consummates a Change of Control (as defined herein) and your employment is either: (i) terminated by the Company or a successor entity without Cause (as defined in Paragraph 12(b) of this letter) within twelve (12) months after a Change of Control; or (ii) terminated by you within twelve (12) months after a Change of Control for Good Reason (as defined herein). In order to be eligible to receive the Acceleration, you must first sign, date, and deliver to the Company a general release of all known and unknown claims in the form provided to you by the Company and allow it to become effective.

    c.
    Definitions.

    i.
    For purposes of this letter, the "Acceleration" shall mean additional vesting of the Shares (and the shares subject to any future option grants) such that all unvested Shares subject to the Option (and the shares subject to any future option grants) shall become fully vested and immediately exercisable, and all options, including future option grants, shall be exercisable for one (1) year from the date of termination of your employment.

    ii.
    For purposes of this letter, "Change of Control" shall mean the occurrence of any of the following events: (1) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities; or (2) a merger, reverse merger or other consolidation of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (3) the liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets or its business. A Change of Control shall expressly not include: (1) any consolidation or merger effected exclusively to change the domicile of the Company, or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received solely by the Company or indebtedness of the Company only is cancelled or converted or a combination thereof.

    iii.
    For purposes of this letter, "Good Reason" following a Change of Control shall mean: (1) a relocation of your assigned office more than thirty-five (35) miles from its location immediately prior to the Change of Control; or (2) a material decrease in your base salary or Company benefits (except for salary decreases or benefit changes generally applicable to the Company's other executive employees); or (3) the failure of any successor-in-interest to assume all of the obligations of the Company under this letter agreement; or (4) any material breach of this letter agreement by the Company or its successor; or (5) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities in effect immediately prior to the Change of Control, provided, however, that a necessary change in your authority, duties, or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when you remain the equivalent of Chief Executive Officer and President of the Company's business operations that are a subsidiary or division of the acquirer following a Change of Control) shall not by itself constitute a "Good Reason". Your employment shall not be deemed to be terminated for "Good Reason" unless written notice stating the basis for the termination is provided to the Company by you and the Company is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act).

      iv.
      For the purposes of this letter, "Good Reason", absent a Change of Control, shall mean: (1) a material reduction in the scope of your duties or responsibilities from your duties and responsibilities granted to you by this letter agreement; or (2) the removal of your title as President or CEO or changes in the requirement that you report directly to the Board; or (3) any material breach of this letter agreement by the Company.

      v.
      Death or disability. Termination of your employment by death or disability shall not be considered a Termination without Cause or a Termination for Good Reason for purposes of Paragraphs 5 and 12 herein. However, if at the time of your death or disability you had the right to terminate with Good Reason, such right may be asserted by your estate or heirs.

        6.     Option to Purchase Series C Preferred Stock.    You will be provided the opportunity to purchase one percent (1%) of the Company's Fully-Diluted Series C Preferred Stock or up to two hundred thirty-six thousand, four hundred forty-one (236,441) shares of ePocrates Series C Preferred Stock (the "Series C Shares"), at a purchase price of $1.5926 per share, pursuant to the terms and conditions of that certain Series C Preferred Stock Purchase Agreement, dated as of July 1, 2002, as amended. As a precondition of your purchase of the Series C Shares, you must become a party to the following agreements: (a) that certain Amended and Restated Investor Rights Agreement, dated as of July 1, 2002; and (b) that certain Amended and Restated Voting Agreement, dated as of July 1, 2002. If you elect to purchase the Series C Shares, such purchase must be completed within three (3) months after the Start Date.

        7.     Benefits, Vacation Accrual.    Subject to the terms, conditions and limitations of the benefit plans, you will be eligible to participate in the Company's standard employee benefits currently consisting of short/long term disability, medical, dental, and vision insurance benefits. Eligibility for participation in these group benefits will become effective the first of the month following the Start Date. Subject to the terms of the Company's vacation policy and practice, your initial vacation accrual rate will be fifteen (15) business days of vacation over twelve (12) months of employment. Further details about benefits are available for your review. ePocrates may modify benefits from time to time at its discretion subject to the terms of this letter agreement.

        8.     Employee 401(k) Plan.    You will be eligible to participate in the ePocrates 401(k) plan beginning on the first of the month following the Start Date. Employees who chose to participate will have pre-tax dollars deposited into their 401(k) account and the money will be directed to specified investment options. ePocrates does not match funds.

        9.     Confidential Information and Invention Assignment Agreement.    Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to the Board, of the Company's Confidential Information and Invention Assignment Agreement (the "Confidentiality Agreement"), a copy of which is enclosed for your review and execution, prior to or on your Start Date. You are also required to abide by the Confidentiality Agreement as a condition of your employment. In your work for the Company, you must refrain from any unauthorized use or disclosure of any confidential information or property of any former employer or other third party. You may use only that information generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company, or developed by you on behalf of the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You represent further that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company, and you hereby agree to not enter into any contractual commitments or undertake any other obligations that would restrict, or create any conflict of interest, with your activities on behalf of the Company.

        10.   Company Policies.    As a condition of your employment, you will be expected to abide by the Company's policies and procedures, and acknowledge in writing that you have read and will comply with the Company's Employee Handbook.

        11.   At-Will Employment.    Your employment with the Company will be on an "at will" basis, meaning that either you or the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement approved by the Board and signed by you and by an officer of the Company.

        12.   Severance.

    a.
    Severance Benefits.    In the event that the Company or any successor terminates your employment without Cause, or if you resign for Good Reason (as that term is defined in Section 5(c)(iii) herein (if your resignation occurs after a Change in Control); or Section 5(c)(iv) (if your resignation does not occur after a Change of Control); and, in either event, if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company, and allow this separation agreement to become effective, then you will receive, as your sole severance benefits: (i) severance pay equal to twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings, paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of the required separation agreement); (ii) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (iii) accelerated vesting of the Shares subject to the Option equal to the lesser of either (A) the number of unvested Shares that would have vested if your employment had continued for twelve (12) months after your termination date, or (B) all remaining unvested Shares; provided, however, that nothing in this Section 12(a)(iii) shall limit or reduce the Acceleration described in Section 5(b) herein should you be entitled to such Acceleration.

    b.
    Definition of Cause.    For purposes of this letter, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (vi) material breach of the Confidentiality Agreement; or (vii) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

        13.   Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then your benefits under this Agreement shall be either (i) delivered in full, or (ii) delivered as to a lesser extent, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes (the "Accountants"). For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the determination as to the order in which payments and benefits shall be reduced shall be made by you (subject, however, to the Company's approval if made on or after the date on which the event that triggers the payments or benefits occurs).

        14.   Reimbursement of Attorneys' Fees.    The Company agrees to reimburse you up to a total of four thousand dollars ($4,000) for your legal counsel fees to review and provide advice to you regarding this Agreement and the enclosed Confidentiality Agreement. In order to receive such reimbursement, you must submit a copy of the final invoice from your legal counsel, which may be redacted to prevent disclosure of attorney-client communications.

        15.   Complete Agreement.    This letter, together with your Confidentiality Agreement and any other agreements referenced herein, forms the complete, final and exclusive statement of your agreement with the Company with regard to the subject matters contained herein. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it supersedes and replaces any previous promises, representations or agreements. Other than those changes expressly reserved to the Company's discretion in this letter, this letter agreement cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized officer of the Company. Each party has carefully read this letter, has been afforded the opportunity to be advised of its meaning and consequences by your or its respective attorneys, and signs the same of your or its own free will. This letter agreement can be signed in counterparts, and facsimile signatures shall be deemed equivalent to original signatures.

        16.   No Duty to Mitigate.    You are not under any contractual or legal obligation to mitigate your damages in order to receive the severance benefits and/or Change of Control Acceleration provided herein.

        17.   Assignment.    This Agreement shall be binding upon and inure to the benefit of (a) your heirs, beneficiaries, executors and legal representatives of you upon your death or Disability and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, reverse merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

        18.   Notices.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (a) delivered personally or by facsimile, (b) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (c) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	ePocrates, Inc. Attn: Chief Financial Officer 1800 Gateway Drive, Suite 300 San Mateo, CA 94404
If to You:	Kirk Loevner at the last residential address known to the Company.

        19.   Governing Law.    This Agreement shall be governed by the laws of the State of California.

        We are delighted to be able to extend you this offer and look forward to working with you To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the Confidentiality Agreement. This offer is valid until June 25, 2004.

Very truly yours,

EPOCRATES, INC.

/s/ MARK WAN

Mark Wan

Compensation Committee
Board of Directors

ACCEPTED AND AGREED:

Kirk Loevner

/s/ KIRK LOEVNER Signature
6/21/04 Date

Enclosure: Confidential Information and Invention Assignment Agreement

[Epocrates Letterhead]

March 11, 2008

Kirk Loevner
 [Address]

Re:
Modification of Employment Terms

Dear Kirk:

As we have discussed, this letter agreement confirms an amendment (the "Amendment") to the terms of your employment offer letter with Epocrates, Inc. (the "Company") dated June 18, 2004 (the "Offer Letter"). The Amendment will become effective only as of the effective date of the initial public offering of the Company's common stock (the "IPO"), and if the IPO does not occur, this Amendment will not become effective. For the purposes of the Offer Letter and this Amendment, we agree that the IPO will not qualify as a Change of Control (defined in Section 5(c)(ii) of the Offer Letter).

The Amendment is as follows:

        1.     The reference to Paragraph 12(b) set forth in Section 5(b) of the Offer Letter shall be changed to reference Paragraph 12(c).

        2.     In the first sentence of Section 5(c)(iii) of the Offer Letter, the phrase "For purposes of this letter, "Good Reason" following a Change of Control shall mean:" shall be replaced with the following phrase: "For purposes of this letter, "Good Reason", at any time during the twelve (12) months following the consummation of a Change of Control, shall mean:".

        3.     The last sentence of Section 5(c)(iii) of the Offer Letter shall be superseded in its entirety and replaced with the following:

  Your employment shall not be deemed to be terminated for "Good Reason" at any time during the twelve (12) months following the consummation of a Change of Control unless written notice stating the basis for the termination is provided to the Company by you and the Company is given fifteen (15) days after receipt of such notice to cure the neglect or conduct that is the basis of such claim (but only with respect to curable actions or failures to act).

        4.     In the first sentence of Section 5(c)(iv) of the Offer Letter, the phrase "For the purposes of this letter, "Good Reason", absent a Change of Control, shall mean:" shall be replaced with the following phrase: "For purposes of this letter, "Good Reason", at any time other than during the twelve (12) months following the consummation of a Change of Control, shall mean:".

        5.     Section 12 of the Offer Letter will be superseded in its entirety and replaced with the following:

          12.    Severance.

            a.    Severance Benefits Not In Connection With A Change of Control.    If, at any time other than during the twelve (12) months following the consummation of a Change of Control (as defined in Section 5(c)(ii)), the Company or any successor entity terminates your employment without Cause (as defined in Section 12(c)) or you resign for Good Reason (as defined in Section 5(c)(iv)) and, in either event, if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company, and allow this separation agreement and release to become effective; then you will receive the following as your sole severance benefits (the "Severance Benefits"): (i) severance pay equal to twelve (12) months of your base salary in effect as of the termination date, less required deductions and withholdings; (ii) provided that you timely elect continued group health insurance coverage through federal COBRA law or

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    comparable state law (collectively, "COBRA"), the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for twelve (12) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (iii) accelerated vesting of the Shares subject to the Option equal to the lesser of either (A) the number of unvested Shares that would have vested if your employment had continued for twelve (12) months after your termination date, or (B) all remaining unvested Shares; provided, however, that nothing in this Section 12(a) shall limit or reduce the Acceleration described in Section 5(b) herein should you be entitled to such Acceleration.

            b.    Change of Control Severance Benefits.    If, within twelve (12) months after the consummation of a Change of Control (as defined in Section 5(c)(ii)), the Company or any successor entity terminates your employment without Cause or you resign for Good Reason (as defined in Section 5(c)(iii)) and, in either event, if you first sign, date, and deliver to the Company a separation agreement that includes a general release of all known and unknown claims in the form provided to you by the Company, and allow this separation agreement and release to become effective; then you will receive the following as your sole severance benefits (the "Change in Control Severance Benefits"): (i) severance pay equal to eighteen (18) months of your base salary in effect as of the termination date, less required deductions and withholdings; (ii) provided that you timely elect continued group health insurance coverage through COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your termination date for eighteen (18) months after your termination or until you become eligible for group health insurance coverage through a new employer, whichever occurs first; and (iii) any unvested shares subject to any option grants held by you as of the employment termination date (including, but not limited to, any unvested Shares subject to the Option) will become vested and exercisable, effective as of the employment termination date; provided, however, that nothing in this Section 12(b) shall limit or reduce the Acceleration described in Section 5(b) herein should you be entitled to such Acceleration.

            c.    Definition of Cause.    For purposes of this letter agreement, "Cause" means any of the following conduct by you: (i) embezzlement, misappropriation of corporate funds, or other material acts of dishonesty; (ii) the conviction, plea of guilty, or nolo contendere to any felony (not involving the operation of a motor vehicle), or of any misdemeanor involving moral turpitude; (iii) engagement in any activity that you know or should know could materially harm the business or reputation of the Company, provided that this subsection (iii) shall not apply to any activity done in a good faith belief by you that the action taken or omission was in the best interest of the Company; (iv) material violation of any statutory, contractual, or common law duty or obligation owed by you to the Company, including, without limitation, the duty of loyalty which causes demonstrable injury to the Company; (v) material breach of the Confidentiality Agreement; or (vi) repeated failure, in the reasonable judgment of the Board, to substantially perform your assigned duties or responsibilities after written notice from the Board describing the failure(s) in reasonable detail and your failure to cure such failure(s) within thirty (30) days of receiving such written notice, provided that written notice only must be provided if the failure(s) are capable of cure.

            d.    Form and Timing of Severance Payments.    Any severance pay provided for in Section 12(a) or 12(b), as applicable, shall be paid in the form of salary continuation on the Company's standard payroll dates (beginning with the first payroll date following the effective date of your required separation agreement); provided, however, that if you are a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the "Code") at the time of your separation from service with the Company,

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    then in accordance with Section 409A(a)(2)(B)(i) of the Code, the Company's payment of such amounts will be delayed until six (6) months after separation from service as follows: (i) all amounts that would have been paid to you during the 6-month period following your separation from service (if such amounts were not subject to Section 409A(a)(2)(B)(i) of the Code) shall be delayed and paid to you on the Company's first normal payroll date following such 6-month period, with no interest paid on account of such delay, and (ii) the remaining amount of payments shall be paid to you in substantially equal installments on the Company's normal payroll dates over the following six (6) or twelve (12) months, as applicable.

        6.     Section 13 of the Offer Letter will be superseded in its entirety and replaced with the following:

          13.    Parachute Payments.    In the event that the benefits provided for in this letter agreement or otherwise payable to you ("Payment") would constitute "parachute payments" within the meaning of Section 280G of the Code and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (i) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Payment, whichever of the foregoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable marginal rate), results in the receipt by you, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. Unless the Company and you otherwise agree in writing, the determination of your Excise Tax liability shall be made in writing by the accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control (the "Accountants"). If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 13, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Any good faith determinations of the Accountants made hereunder shall be final, binding, and conclusive upon the Company and you. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 13. To the extent that any elimination in or reduction of payments or benefits is made under this Section 13, the determination as to the order in which payments and benefits shall be reduced shall be made by you (subject, however, to the Company's approval if made on or after the date on which the event that triggers the payments or benefits occurs).

Except as modified herein, all other terms of the Offer Letter shall remain in full force and effect.

This Amendment, together with the Offer Letter, constitutes the entire agreement between you and the Company regarding the terms of your employment, effective as of the first business day of the IPO. It supersedes any prior statements, representations or promises made to you concerning the subjects contained in this letter agreement and the Offer Letter, and only can be modified in a writing signed by you and a duly authorized director or officer of Epocrates.

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Please sign below if these terms are acceptable to you.

Understood and Agreed:

/s/ Richard Van Hoesen Richard Van Hoesen Chief Financial Officer Senior Vice President, Finance Epocrates, Inc.	/s/ Kirk Loevner Kirk Loevner Chief Executive Officer Epocrates, Inc.
3/20/08 Date	3/20/08 Date

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